EMPLOYMENT AGREEMENT
     This Agreement is entered into by and between CA, Inc. (the “Company”) and Jeff Clarke (“Executive”) as of April 1, 2006. On April 23, 2004, Executive was appointed to the position of Chief Operating Officer (the “COO Position”) of the Company. Executive continues to serve as the Chief Operating Officer of the Company. In consideration of the Company offering, and Executive accepting, the COO Position, Executive and the Company agree as follows:
     1. Work Standards. Executive will continue to (a) serve the Company (and such of its subsidiary companies as the Company may designate) faithfully, diligently and to the best of Executive’s ability under the direction of the Chief Executive Officer (including any interim Chief Executive Officer) of the Company, (b) devote his best efforts, attention and energy to the performance of his duties to the Company and (c) not do anything inconsistent with his duties to the Company. Executive’s employment pursuant to the terms of this Agreement shall be effective as of April 1, 2006 and shall end on March 31, 2008, unless earlier terminated in accordance with paragraph 8 of this Agreement or extended by mutual written agreement between the Company and Executive (the “Term”).
     2. Laws; Other Agreements. Executive represents that his employment hereunder will not violate any law or duty by which he is bound, and will not conflict with or violate any agreement or instrument to which Executive is a party or by which he is bound.
     3. Compensation.
          (a) In consideration of services that Executive has rendered and will render to the Company in the future, the Company agrees to pay Executive the sum of $750,000 per annum (less applicable withholdings) during the Term, payable semi-monthly concurrent with the Company’s normal payroll cycle. The Company will pay this amount until Executive’s employment hereunder terminates.
          (b) (i) In addition, with respect to the fiscal year ending March 31, 2007:
               (A) Executive shall be eligible to receive a 2007 Annual Performance Bonus (payable in cash) for the period from April 1, 2006 through March 31, 2007, with a target amount and such other terms and conditions as determined by the Compensation and Human Resource Committee (the “Compensation Committee”) of the Board of Directors, provided that such target amount shall not to be less than $800,000; and
               (B) Executive shall be eligible to receive a targeted Long-Term Performance Bonus for the period beginning on April 1, 2006, with a target amount and such other terms and conditions as determined by the Compensation Committee, provided that such target amount shall not to be less than $3,500,000. Such Long-Term Performance Bonus shall vest and the portion of the Performance Bonus payable in options shall become exercisable in accordance with the terms set forth in the resolutions adopted by the Compensation Committee with respect to such Long-Term Performance Bonus.
               (ii) In addition, with respect to the fiscal year ending March 31, 2008:
               (A) Executive shall be eligible to receive a 2008 Annual Performance Bonus for the period from April 1, 2007 through March 31, 2008, with a target amount and such other terms and conditions as determined by the Compensation Committee; and
               (B) Executive shall be eligible to receive a targeted Long-Term Performance Bonus for the period beginning on April 1, 2007, with a target amount and such other terms and conditions as determined by the Compensation Committee.

               (iii) Except to the extent otherwise provided under the express terms of this Agreement, the terms and conditions determined by the Compensation committee with respect to the Annual Performance Bonuses and the Long-Term Performance Bonuses described in paragraphs 3(b)(i) and 3(b)(ii) above shall be consistent with those established for other senior executives of the Company.
          (c) (i) In the event that Executive (A) voluntarily resigns his COO Position with the Company other than “for good reason” (as defined in paragraph 5(b) of this Agreement) or (B) is terminated “for cause” (as defined in paragraph 5(a) of this Agreement), in any such case prior to March 31, 2008, Executive shall forfeit any and all rights he may have to receive any of the benefits provided for in this paragraph 3 (other than any amounts or awards for which as of the date of Executive’s termination of employment all required services have been rendered and any applicable Performance Cycle has ended but which have not yet been paid). All stock options, restricted stock or other equity-based compensation held by Executive in the event of the termination of Executive’s employment as described in this paragraph 3(c)(i) shall be subject to the terms and conditions of the 2002 Plan (and any successor plan) and any applicable resolutions.
               (ii) In the event that Executive (x) voluntarily resigns his COO Position with the Company “for good reason” (as defined in paragraph 5(b) of this Agreement), (y) is terminated from the COO Position other than “for cause” (as defined in paragraph 5(a) of this Agreement), or (z) terminates his employment on account of death or Disability (as defined in the 2002 Plan), in any such case on or prior to March 31, 2008, then:
(A)	Executive shall be entitled to receive a lump sum payment (less applicable withholding taxes) in an amount equal to $4,500,000, provided that if Executive resigns his COO Position “for good reason” (as defined in paragraph 5(b) of this Agreement) based on a reduction of any of Executive’s bonuses that meets the requirements of clause (iii) of the definition of “good reason”, the $4,500,000 payment described in this clause (A) shall be reduced by the sum of any bonuses actually paid to Executive in respect of the period as to which such reduction took place, payable in cash within 30 days after the end of the six month period following Executive’s termination of employment with the Company, or earlier if the Company determines that making such payment after termination but before the expiration of such six month period is permitted by law; and

(B)	All stock options, restricted stock or other equity-based compensation held by Executive in the event of the termination of Executive’s employment as described in this paragraph 3(c)(ii) shall be subject to the terms and conditions of the 2002 Plan (and any successor plan) and any applicable resolutions.
Notwithstanding the foregoing, the Company will not be required to make the payments described in this Section 3(c)(ii) unless the Executive executes and delivers to the Company an agreement releasing from all liability (other than the payments and benefits contemplated by this Agreement) the Company and its affiliates (the “Group”) from time to time and any of their respective past or present officers, directors, employees or agents. This agreement will be in the form normally used by the Group senior executives at the time.
               (iv) In the event that Executive continues to be employed through March 31, 2008, Executive shall be entitled to any Annual Performance Bonus and Long-Term Performance Bonus payable under the terms of the 2002 Plan and the applicable resolutions for the fiscal year ending March 31, 2008 in accordance with paragraph 3(b)(ii), without regard to whether Executive’s employment with the Company is subsequently terminated before any such Performance Bonuses are paid.
               (v) Notwithstanding anything to the contrary herein, Executive shall be entitled to the payments under this paragraph 3(c) only to the extent not already provided under another plan or policy of the Company.

          (d) Capitalized terms used in paragraphs 3(b) and (c) and not defined are used as defined in the 2002 Plan.
          (e) In addition, the Company shall pay Executive a lump sum cash payment of $750,000 as soon as reasonably practicable after March 31, 2008, if Executive remains employed with the Company through March 31, 2008; provided, however, that if Executive is terminated from the COO Position by the Company other than “for cause” (as defined in paragraph 5(b) of this Agreement) after March 31, 2007 and before March 31, 2008, Executive shall be entitled to receive an amount equal to the product of (A) $750,000 and (B) a fraction, the numerator of which is the number of completed months of employment by Executive from April 1, 2006 through his termination date and the denominator of which is 24; and further provided that in addition to any damages or other remedies available to the Company, the amount paid pursuant to this paragraph 3(e) shall be forfeited upon Executive’s breach of the Confidentiality Agreement set forth in Appendix A.
     4. Benefits and Perquisites. During the term of Executive’s employment, Executive shall be eligible to participate in all pension, welfare and benefit plans and perquisites generally made available to other senior executives of the Company.
     5. Termination by Company for Cause or Executive for Good Reason.
          (a) For purposes of this Agreement, termination “for cause” shall mean that the Company terminates Executive’s employment for any of the following reasons:
               (i) Executive’s continued failure, either due to willful action or as a result of gross neglect, to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within 30 days after written notice is delivered to Executive by or on behalf of the Compensation Committee, which notice specifies in reasonable detail the manner in which the Compensation Committee believes that Executive has not substantially performed his duties,
               (ii) the engaging by Executive in conduct which is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise, unless the conduct in question was undertaken in good faith, and with a rational business purpose and based upon the reasonable belief that such conduct was in the best interest of the Company or its affiliates, as the case may be,
               (iii) Executive’s indictment or conviction (or plea of guilty or nolo contedere) for any felony or any other crime (other than a petty misdemeanor) involving dishonesty, fraud or moral turpitude,
               (iv) Executive’s breach of fiduciary duty to the Company or its affiliates which may in the good faith determination of the Compensation Committee reasonably be expected to have a material adverse effect on the Company or its affiliates,
               (v) violation of the Company’s policies relating to compliance with applicable laws which may in the good faith determination of the Compensation Committee reasonably be expected to have a material adverse effect on the Company or its affiliates,
               (vi) violation of the Company’s policies on discrimination, unlawful harassment or substance abuse,
               (vii) violation of the Company’s Workplace Violence Policy, or
               (viii) unauthorized use or disclosure of confidential or proprietary information or related materials, or the violation of any of the terms of the Confidentiality Agreement set forth in Appendix hereto and made a part hereof or any of the terms of the Company’s standard confidentiality policies and procedures, which, in either case, (A) may reasonably be expected to have a material adverse effect on the Company or its affiliates and (B) if capable of being cured, has not been cured within 30 days after written notice is delivered to Executive by or on behalf of the Compensation Committee, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.
For purposes of clause (i) of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company or its affiliates, as the case may be.
          (b) For purposes of this Agreement, termination “for good reason” shall mean any action or series of actions by the Company which, taken together if a series of actions, directly or indirectly results in (i) any material and adverse change in Executive’s position, title or equivalent title with the Company, (ii) any material and adverse reduction in Executive’s supervisory or other authority or responsibility other than the transfer of one reporting function to the Company’s Chief Executive Officer and other than any isolated, insubstantial and inadvertent failure by the Company that is not in bad faith and is cured promptly on Executive’s giving the Company notice, (iii) any reduction by the Compensation Committee in the amount of Executive’s 2007 or 2008 Annual Performance Bonus or Executive’s Long-Term Performance Bonus for the period beginning on April 1, 2006 or April 1, 2007, as applicable, that results in the amount of any such Performance Bonus being less than 75% of the amount determined pursuant to the formulae specified in the applicable resolutions of the Compensation Committee, as applicable, other than (1) any such reduction that is consistent with reductions for all executive vice presidents and above level officers eligible for awards under the 2007 or 2008 Annual Performance Bonus program or Long-Term Performance Bonus program, as applicable, (2) any such reduction agreed to by Executive in writing or (3) any insubstantial or inadvertent reduction by the Compensation Committee that is not in bad faith and is cured promptly on Executive’s giving the Company notice, (iv) the Company’s material breach of this Agreement, provided that no alleged action, change, reduction or breach set forth in preceding clauses (i), (ii) or (iii) or in this clause (iv), respectively, shall be deemed to constitute “good reason” unless such action, reduction or breach remains uncured, as the case may be, after the expiration of thirty (30) days following delivery to Company from Executive of a written notice, setting forth such course of conduct deemed by Executive to constitute “good reason”, or (v) the failure of the Company to require any purchaser of or successor to substantially all of the assets of the Company or any enterprise with which or into which the Company may be merged to assume the Company’s obligations under this Agreement.
     6. Indemnification. For so long as Executive is employed by the Company pursuant to this Agreement and at all time thereafter, the Company shall indemnify and hold Executive harmless for acts and omissions in Executive’s capacity as Chief Operating Officer and Chief Financial Officer, as applicable, to the maximum extent permitted under applicable law.
     7. Authorization to Modify Restrictions. Executive acknowledges that the restrictions contained in this Agreement are reasonable (including the provisions of the Confidentiality Agreement set forth in Appendix A), but agrees that if a court having proper jurisdiction holds a particular restriction unreasonable, that restriction shall be modified to the extent necessary in the opinion of such court to make it reasonable, and that the remaining provisions of this Agreement shall nonetheless remain in full force and effect.
     8. No Duration of Employment. Notwithstanding anything else contained in this Agreement to the contrary, the Company and Executive each acknowledge and agree that Executive’s employment with the Company may be terminated by either the Company (subject only to the provisions of paragraph 3(c) of this Agreement) or Executive (subject only to the provisions of paragraph 3(c) of this Agreement) at any time and for any reason, with or without cause, upon 10 days’ written notice to the other party, provided that this Agreement may be terminated “for cause” immediately upon written notice from the Company to Executive. In addition, this Agreement shall automatically terminate upon Executive’s death or Disability. Upon termination of Executive’s employment for any reason whatsoever, the Company shall have no further obligations to Executive other than those set forth in paragraphs 3 and 6 of this Agreement.

     9. General.
          (a) Any notice required or permitted to be given under this Agreement shall be made either:
               (i) by personal delivery to Executive or, in the case of the Company, to the Company’s principal office (“Principal Office”) located at One CA Plaza, Islandia, New York 11749, Attention: Executive Vice President — Worldwide Human Resources, or
               (ii) in writing and sent by registered mail, postage prepaid, to Executive’s residence, or, in the case of the Company, to the Company’s Principal Office.
Any provision of this Agreement calling for notice to be delivered by or on behalf of the Compensation Committee shall be satisfied by any notice that is executed on behalf of the Compensation Committee by any director or officer of the Company acting pursuant to the authorization of the Compensation Committee and otherwise delivered in accordance with this paragraph 9(a).
          (b) This Agreement shall be binding upon Executive and his heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its successors and assigns and any subsidiary or parent of the Company.
          (c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles. Any action relating to this Agreement shall be brought exclusively in the state or federal courts of the State of New York, County of Suffolk.
          (d) This Agreement and the other documents referred to herein represent the entire agreement between Executive and the Company related to Executive’s employment and supersede any and all previous oral or written communications, representations or agreements related thereto. This Agreement may only be modified, in writing, jointly by Executive and a duly authorized representative of the Company.
          (e) Without limiting the scope of paragraph 7 of this Agreement, the provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable in any respect, and the validity and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be any way impaired and shall remain enforceable to the fullest extent permitted by law.
CAUTION TO EXECUTIVE: This Agreement affects important rights. DO NOT sign it unless you have read it carefully and are satisfied that you understand it completely.

CA, Inc.

/s/ Jeff Clarke	By:	/s/ John Swainson

Jeff Clarke	Name: John Swainson
Title: Chief Executive Officer

APPENDIX A
CA, INC.
CONFIDENTIALITY AGREEMENT
     In consideration of employment by the “Company” of the Executive, it is understood and agreed as follows:
     1. Laws; Other Agreements. Executive represents that Executive’s employment by the Company will not violate any law or duty by which he or she is bound, and will not conflict with or violate any agreement or instrument to which Executive is a party or by which he or she is bound.
     2. Confidential Information of Others. Executive agrees that in the course of employment with the Company he or she will not bring to the Company’s offices nor use, disclose to the Company, or induce the Company to use, any confidential information or documents belonging to others.
     3. Confidential Information of the Company. As used in this Agreement, the term “Confidential Information” means any and all confidential, proprietary or secret information, including that conceived or developed by Executive, applicable to or in any way related to (i) the present or future business of the Company, (ii) the research and development of the Company, or (iii) the business of any customer or vendor of the Company. Such Confidential Information of the Company includes, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, algorithms, source codes, object codes, know-how, improvements, inventions, techniques, all plans or strategies for marketing, development and pricing, and all information concerning existing or potential customers or vendors. Confidential Information of the Company also includes all similar information disclosed to the Company by other persons.
     4. Protection of the Company’s Confidential Information. Executive acknowledges that the Confidential Information of the Company is a special, valuable, and unique asset of the Company, and Executive agrees at all times during the period of his or her employment, and at all times after termination of such employment, not to disclose for any purpose and to keep in strict confidence and trust all of such Confidential Information. Executive agrees that during and after the period of such employment not to use, directly or indirectly, any Confidential Information other than in the course of performing duties as an Executive of the Company. Executive further agrees not to directly or indirectly disclose any Confidential Information or anything relating to it to any person or entity except, with the Company’s consent, as may be necessary to the performance of Executive’s duties as an Executive of the Company. Executive will abide by all Company policies, rules and procedures that relate to the protection of the Company’s Confidential Information.
     5. Return of Materials. Upon termination of employment with the Company, and regardless of the reason for such termination, Executive will leave with, or promptly return to, the Company all documents, records, notebooks, magnetic tapes, disks or other materials, including all copies, in his or her possession or control which contain Confidential Information of the Company or any other information concerning the Company, its products, services or customers, whether prepared by the Executive or others.
     6. Inventions as Sole Property of the Company. Any inventions, discoveries, concepts or ideas, or expressions thereof, whether or not subject to patents, copyrights, trademarks or service mark protection, and whether or not reduced to practice, conceived or developed by Executive while employed with the Company or within one (1) year following termination of such employment which relate to or result from the actual or anticipated business, work, research or investigation of the Company or which are suggested by or result from any task assigned to or performed by Executive for the Company shall be the sole and exclusive property of the

Company. The provisions of this Paragraph 6 shall apply to California employees to the maximum extent permitted by Section 2870 of the California Labor Code (copy attached for California employees). With respect to California employees, no assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by Labor Code 2870. Executive hereby assigns to the Company the entire right, title and interest to any such inventions, discoveries, concepts, ideas or expressions thereof and Executive agrees to perform, during and after employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing inventions, discoveries, concepts, ideas, or expressions thereof in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Executive’s agents and attorneys-in-fact to act for and in Executive’s behalf and instead of Executive, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Executive.
     7. Outside Employment. Executive agrees that during the period of his or her employment, Executive will not, without the Company’s prior written approval, directly or indirectly engage in any outside employment activity relating to any line of business in which the Company is engaged, or which would otherwise conflict with or adversely affect in any way Executive’s performance of his or her employment obligation to the Company.
     8. Covenant Not to Compete for One Year. To the extent permitted by applicable law, Executive agrees that for a period of one year following termination of employment:
          (i) Executive will not participate, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in a “Competing Business” (as defined below) in competition with any business conducted by the Company, or its subsidiary or parent companies, that the Executive has been directly involved with or had access to information with respect to; provided, however, that such participation shall not include (i) the mere ownership of not more than two percent (2%) of the total outstanding stock of a publicly held company; (ii) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business unit of the enterprise in the aforesaid competition; (iii) any such business activity that is conducted in a geographic area with which Executive was not involved on the Company’s behalf; or (iv) any activity engaged in with the prior written approval of the board of directors of the Company. For this purpose a “Competing Business” means any of BMC Software, Inc., EMC Corporation, Hewlett-Packard Company, International Business Machines Corporation, Microsoft Corporation, Oracle Corporation, Quest Software, Inc., Symantec Corporation and their subsidiaries.
          (ii) Executive will not solicit, call on, or induce others to solicit or call on, directly or indirectly, any customers or prospective customers of the Company for the purpose of inducing them to license or lease a product or service which may compete with any product or service of the Company, unless such customer or prospective customer is located in a geographic area with which Executive was not involved on the Company’s behalf.
The Executive agrees that the covenants contained in this section are reasonable in scope, area and duration, are necessary to protect the Company’s Confidential Information and relationships with customers and will not materially affect his ability to find suitable employment upon the end of his employment with the Company.
     9. Identification of Subsequent Employment. Executive agrees that for a period of one year following termination of employment, Executive, upon request of the Company, will identify in writing within seven calendar days of the request, the nature of Executive’s actual or planned business activities, including the name and address of any intended or actual employer.
     10. Non-Solicitation of the Company’s Employees. Executive agrees that during his or her employment with the Company, and for a period of one year following termination of such employment, Executive will not, directly or indirectly, hire any current or future employee of the Company, or solicit or induce, or attempt to solicit or induce, any current or future employee of the Company to leave the Company for any reason.
     11. Non-Disparagement. Following termination of Executive’s employment, (i) Executive shall not, and shall not encourage or induce others to, in any manner, directly or indirectly, make or publish any statement (orally or in writing) that would libel, slander, or disparage the Company, any of its affiliates or any of their employees, officers or directors and (ii) the Company agrees that it will not authorize any employee or any employee of its subsidiaries or its affiliates or encourage or induce others to and that it will instruct its executive officers not to, in any manner directly or indirectly, make or publish any statement (orally or in writing) that would libel, slander or disparage Executive. “Libel” and “slander” shall have the meanings ascribed to them by law under which this Agreement shall be governed and construed. For the purposes of this Agreement, the term “disparage” includes, without limitation, comments or statements to the press and/or media, the other party to this agreement, or any individual or entity with whom the other party to this agreement has a business relationship, which would adversely affect in any manner (i) the conduct of the business of the other party to this agreement (including, without limitation, any business plans or prospects) or (ii) the business reputation of the other party to this agreement. Nothing in this paragraph shall preclude the Executive or the Company or any of its employees from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigator.
     12. Injunction. Executive acknowledges that by virtue of his or her employment with the Company he or she has had or will have access to trade secrets and Confidential Information of the Company, the disclosure of which will irreparably harm the Company. Executive further acknowledges that irreparable harm will be suffered by the Company in the event of the breach by Executive of any of his or her obligations under this Agreement, and that the Company will be entitled, in addition to its other rights, to enforce such obligations by an injunction or decree of specific performance from a court having proper jurisdiction. Any claims asserted by Executive against the Company shall not constitute a defense in any injunction action brought by the Company to obtain specific enforcement of this Agreement.
     13. Authorization to Modify Restrictions. Executive acknowledges that the restrictions contained in this Agreement are reasonable, but agrees that if a court having proper jurisdiction holds a particular restriction unreasonable, that restriction shall be modified to the extent necessary in the opinion of such court to make it reasonable, and that the remaining provisions of this Agreement shall nonetheless remain in full force and effect.
     14. List of Prior Inventions. All inventions, discoveries, improvements, concepts or ideas or expressions thereof, which Executive has made prior to employment by the Company, are excluded from the scope of this Agreement. As a matter of record, Executive has set forth on Exhibit A hereto a complete list of inventions, discoveries, improvements, concepts or ideas or expressions thereof which might relate to the Company’s business and which have been made by Executive prior to employment with the Company. Executive agrees that under no circumstances will Executive incorporate in any work performed for the Company: i) any of the inventions, discoveries, improvements, concepts or ideas or expressions thereof disclosed on Exhibit A; and/or ii) any of the technology described in any of the inventions, discoveries, improvements, concepts or ideas or expressions thereof disclosed on Exhibit A, without the prior written consent of the Company. Executive further agrees that in the event any of the inventions, discoveries, improvements, concepts or ideas or expressions thereof disclosed on Exhibit A are incorporated into any work performed for the Company without Company’s written consent, Executive grants the Company a royalty free, perpetual license to make, use, sell, offer to sell, import, copy, reproduce and/or perform any other act (including the right to make, copy and reproduce derivative works) necessary to continue to exploit any work performed by the Executive for the Company.
     15. Legal Fees.
     (a) If the Company is successful in a suit or proceeding to enforce any provision of this Agreement, Executive will pay the Company’s costs of bringing such suit or proceeding, including reasonable attorney’s fees.

EXHIBIT A
TO
CONFIDENTIALITY AGREEMENT
     I represent that I have disclosed on this Exhibit all inventions, discoveries, improvements, concepts or ideas or expressions thereof, including all patents, patent applications, copyright registrations, copyrighted works (e.g., program code in source or object form or writings) and/or computer programs (collectively “Inventions”) in which I claim any proprietary right or interest. I agree that any present or future Inventions not listed on this Exhibit are subject to assignment and vesting under Paragraph 6 of the attached CA Confidentiality Agreement. The Company makes no attempt to verify Executive’s claim of ownership to any of the Inventions disclosed on this Exhibit, and makes no admission that any Inventions disclosed on this Exhibit are owned by Executive.
     In accordance with Paragraph 14 of the attached CA Confidentiality Agreement, I further agree that under no circumstances will I incorporate in any work that I perform for the Company in: i) any of the Inventions disclosed on this Exhibit; or ii) any of the technology described in any of the Inventions disclosed on this Exhibit, without the prior written consent of the Company.

Brief Description of Invention	Right, Title or Interested and
Date Acquired

EXHIBIT B
For California Employees Only
     Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
     (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for his employer.
     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.